Exhibit 5.1

December 19, 2003	Ropes & Gray LLP (617) 951-7000

National Beef Packing Company, LLC

NB Finance Corp.

12200 North Ambassador Drive

Kansas City, MO 64163

Re:	$160,000,000 aggregate principal amount of 10 1/2% Series B Senior Notes due 2011 of National Beef Packing Company, LLC and NB Finance Corp. issued in exchange for $160,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2011 of National Beef Packing Company, LLC and NB Finance Corp.

Ladies and Gentlemen:

We have acted as counsel to National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”), and NB Finance Corp., a Delaware corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), in connection with (i) the issuance by the Issuers in an exchange offer (the “Exchange Offer”) of $160,000,000 aggregate principal amount of 10 1/2% Series B Senior Notes due 2011 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for $160,000,000 aggregate principal amount of the Issuers’ outstanding 10 1/2% Senior Notes due 2011 (the “Initial Notes”), which have not been, and will not be, so registered, and (ii) the preparation of the registration statement on Form S-4 filed by the Issuers with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes under the Securities Act. The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of August 6, 2003 (the “Indenture”) between the Company, the Co-Issuer and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Issuers and of public officials.

National Beef Packing Company, LLC NB Finance Corp.	December 19, 2003

The opinions expressed below are limited to matters governed by the laws of the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that:

1.    When the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered against receipt of the Initial Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/  Ropes & Gray LLP

Ropes & Gray LLP

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